Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CSG SYSTEMS INTERNATIONAL, INC.

FIRST: The name of the corporation is CSG Systems International, Inc.

SECOND: The address of the corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, DE 19808. The name of the corporation’s registered agent at such address is Corporation Service Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as the same exists or may hereafter be amended; provided, however, that the corporation shall not have the power or authority, and shall be unable and not permitted (whether by operation of law, as a result of or in connection with a transaction or otherwise, or whether by, through, relating to or in connection with any action, omission, contract, acquiescence, undertaking, understanding, license, release, covenant, representation, warranty, indemnity, lien, encumbrance or commitment of any kind), (i) to grant or release (on behalf of itself, any direct or indirect holder or beneficial owner of any equity or other securities of the corporation, or any affiliate of the corporation or of any such holder or beneficial owner) any rights, property, assets or claims of any kind, (ii) to bind any person or entity (including itself, any direct or indirect holder or beneficial owner of any equity or other securities of the corporation, or any affiliate of the corporation or of any such holder or beneficial owner) to any liabilities, covenants (including covenants not to sue) or any other obligations of any kind or (iii) to assume (on behalf of itself, any direct or indirect holder or beneficial owner of any equity or other securities of the corporation, or any affiliate of the corporation or of any such holder or beneficial owner) any liabilities or obligations of any kind, in each case, under clauses (i), (ii) and (iii), that relate to or involve in any way any intellectual property rights of any kind, including any rights relating to patents or patent applications, of any direct or indirect holder or beneficial owner of any of equity or other securities of the corporation or any affiliate of the corporation or of any such holder or beneficial owner (in all cases other than to the extent solely relating to or involving such intellectual property rights of the corporation and its subsidiaries), for any reason or in any way and whether or not by virtue of, in connection with or as a result of the status of such holder, beneficial owner or affiliate as an affiliate of the corporation or otherwise; provided further that the preceding proviso shall not restrict the power, authority, ability and right of the corporation to (A) grant or release rights, property, assets or claims that are owned or held directly by the corporation or its subsidiaries (and not by any of its affiliates other than its subsidiaries) or (B) bind or assume liabilities or obligations on behalf of itself and its subsidiaries (and not any of its affiliates other than its subsidiaries). For purposes of this Article THIRD, (1) “affiliate” shall mean, with respect to any person or entity, any other person or entity that, directly or indirectly, controls, or is controlled by, or is under common control with, such person or entity (as used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person or entity, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise); and (2) “subsidiary” shall mean, with respect to any person or entity, any entity of which (I) more than 50% of the outstanding voting securities are directly or indirectly owned by such party, or (II) such person or entity or any subsidiary of such person or entity is a general partner (excluding partnerships in which such person or entity or any subsidiary of such person or entity does not have a majority of the voting interests in such partnership).

FOURTH: The total number of shares of stock which the corporation is authorized to issue is 1,000 shares of common stock, having a par value of $0.01 per share.

FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the corporation.

SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to adopt, amend or repeal the bylaws of the corporation.

SEVENTH: To the extent permitted by the DGCL, the directors and officers of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Any amendment or repeal of, or the adoption of any provision inconsistent with, this Article SEVENTH and, to the fullest extent permitted by law, any modification of law shall operate prospectively only and shall not diminish or otherwise adversely affect any limitation on the personal liability of a director or officer of the corporation for any act of omission that occurred prior to the time of such amendment, repeal, adoption or modification. If the DGCL is amended, after the effective date of this Article SEVENTH, to authorize a corporation to further eliminate or limit the liability of its directors or officers, then a director or officer of the corporation, in addition to the circumstances in which he or she is not liable immediately prior to such amendment, shall be free of liability to the fullest extent permitted by the DGCL, as so amended.

EIGHTH: The corporation reserves the right to amend, repeal and/or eliminate any provision contained in this Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.